Shareholder meeting results (Unaudited)

December 18, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:*

      Votes for 				Votes withheld
Ravi Akhoury 		2,559,093,326 			3,650,315
Jameson A. Baxter 	2,559,103,364 			3,640,277
Charles B. Curtis 	2,559,108,403 			3,635,238
Robert J. Darretta 	2,559,140,736 			3,602,905
Myra R. Drucker 	2,559,082,504 			3,661,137
John A. Hill 		2,559,112,213 			3,631,428
Paul L. Joskow 		2,559,148,445 			3,595,196
Elizabeth T. Kennan 2,559,090,795 			3,652,846
Kenneth R. Leibler 	2,559,127,664 			3,615,977
Robert E. Patterson 2,559,155,073 			3,588,568
George Putnam, III 	2,559,084,563 			3,659,078
Robert L. Reynolds 	2,559,145,866 			3,597,775
W. Thomas Stephens 	2,559,160,721 			3,582,920
Richard B. Worley 	2,559,128,484 			3,615,157

* Because all funds of Putnam Funds Trust vote as a single class with respect to election of Trustees, the tabulations reflect preliminary results pending fund tabulation of voting results (including for those funds of Putnam Funds
Trust whose meeting was adjourned, the results of voting at any adjourned session of the meeting).


November 19, 2009 meeting
A proposal to approve a new management contract between the fund and Putnam Management with both Fund
Family breakpoints and performance fees was approved as follows:

Votes		Votes 			Abstentions 	Broker
 For 		against						non votes

22,943,165 	945,349 			737,412 		6,543,883

A proposal to approve a new management contract between the fund and Putnam Management with Fund Family breakpoints only was approved as follows:

Votes		Votes 			Abstentions 	Broker
 For 		against						non votes

22,939,291 	911,238 			775,397 		6,543,883

A proposal to approve a new management contract between the fund and Putnam Management with performance fees only was approved as follows:

Votes		Votes 			Abstentions 	Broker
 For 		against						non votes

22,867,896 	995,860 			762,170 		6,543,883

All tabulations are rounded to the nearest whole number.